Exhibit 99.1

ACADIA HEALTHCARE ANNOUNCES SECOND QUARTER 2026 RESULTS AND UPDATES FULL YEAR 2026 FINANCIAL AND CASH FLOW GUIDANCE

FRANKLIN, Tenn. (July 28, 2026) – Acadia Healthcare Company, Inc. (“Acadia” or the “Company”) (NASDAQ: ACHC) today announced financial results for the second quarter ended June 30, 2026.

Second Quarter 2026 Results

●

Revenue totaled $865.8 million, which was approximately flat compared with the second quarter of 2025. As described on page 2, total revenue growth in the second quarter was 2.8% after normalizing for prior period supplemental payment program revenue in each of the respective quarters.

●	Same-facility revenue was flat compared with the second quarter of 2025, as patient days increased 0.8% and revenue per patient day decreased 0.8%
●	Net income attributable to Acadia totaled $10.9 million, or $0.12 per diluted share, compared with $30.1 million, or $0.33 per diluted share, in the prior-year period
●	Adjusted net income attributable to Acadia totaled $35.1 million, or $0.38 per diluted share, compared with $74.8 million, or $0.83 per diluted share, in the prior-year period
●

Adjusted EBITDA was $149.2 million, compared with $201.8 million in the prior-year period. Second quarter 2026 Adjusted EBITDA includes a $28.6 million adjustment to professional and general liability (“PLGL”) reserves, which is partially offset by a benefit of $26.1 million related to the Florida supplemental payment program and provider tax adjustments.

●	Operating cash flows were $162.1 million compared to $133.5 million in the prior-year period and capital expenditures were $38.6 million compared to $167.7 million in the prior-year period
●	Added 240 licensed beds during the second quarter from newly constructed facilities

Adjusted net income attributable to Acadia, Adjusted EBITDA and Adjusted earnings per diluted share are non-GAAP financial measures. A reconciliation of all non-GAAP financial measures in this press release begins on page 10.

“Acadia delivered solid results in the second quarter that were driven by our continued focus on disciplined operational execution and providing quality care for our patients,” said Debbie Osteen, Chief Executive Officer of Acadia. “We made significant progress on our key priorities during the second quarter, including opening two new facilities with JV partners, continuing to ramp occupancy at our new facilities opened over the last few years, and generating strong free cash flow. We are well-positioned for additional progress in the second half of the year as we build upon our leadership position in the behavioral healthcare industry and continue expanding access to quality care for our patients.”

1 Calculated as (A)/(B) minus 1, where (A) equals total revenue in the second quarter of 2026 of $865.8 million minus $22.3 million of revenue from the Florida supplement payment program related to prior periods, and (B) equals total revenue in the second quarter of 2025 of $869.2 million minus $48.7 million of revenue from the Tennessee supplemental payment program for prior periods

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ACHC Announces Second Quarter 2026 Results

July 28, 2026

Second Quarter Financial Summary
(dollars in millions, except per share amounts)	2026	2025	Change (%)

Acute Inpatient Psychiatric Facilities	$494.6	$495.4	0%
Specialty Treatment Facilities	$133.5	$145.8	(8%)
Comprehensive Treatment Facilities	$141.2	$141.5	0%
Residential Treatment Facilities	$96.5	$86.5	12%
Total Revenue	$865.8	$869.2	0%
Reported Net Income	$10.9	$30.1	(64%)
Adjusted EBITDA	$149.2	$201.8	(26%)
Reported EPS	$0.12	$0.33	(64%)
Adjusted EPS	$0.38	$0.83	(54%)

Discussion of Second Quarter Results

Total revenue in the second quarter was $865.8 million, which was approximately flat compared with the prior-year period. Second quarter revenue includes $22.3 million from the Florida supplemental payment program related to the state fiscal year ended September 30, 2025. The second quarter of 2025 included $48.7 million of revenue from the Tennessee supplemental payment program for prior periods. Total revenue growth in the second quarter was 2.8% after normalizing for prior period supplemental payment program revenue in each of the respective quarters. Additionally, closed facilities represented a 1.4% negative impact to reported revenue growth in the second quarter.

Same-facility revenue in the second quarter was flat compared with the prior-year period. Same-facility patient days increased 0.8%, and same-facility revenue per patient day decreased 0.8%. The decline in same-facility revenue per patient day was driven by the timing of supplemental payment revenue in certain states. After normalizing for the impact of the timing of supplemental payment revenue related to prior periods in Florida and Tennessee, same-facility revenue growth would have been 3.2% compared with the prior-year period.

Acute inpatient psychiatric facility (“Acute”) revenue was $494.6 million, which was flat compared with the prior-year period. After normalizing for the impact of supplemental payment revenue related to prior periods in Florida and Tennessee, Acute revenue increased 5.7% in the second quarter compared to the prior-year period. Second quarter Acute inpatient volumes increased 5.5% compared with the prior-year period, driven primarily by expanded capacity from both newly constructed and existing facilities.

2 Calculated as (A)/(B) minus 1, where (A) equals total revenue in the second quarter of 2026 of $865.8 million minus $22.3 million of revenue from the Florida supplement payment program related to prior periods, and (B) equals total revenue in the second quarter of 2025 of $869.2 million minus $48.7 million of revenue from the Tennessee supplemental payment program for prior periods

3 Calculated as (A)/(B) minus 1, where (A) equals same-facility revenue in the second quarter of 2026 of $856.4 million minus $22.3 million of revenue from the Florida supplement payment program related to prior periods, and (B) equals same same-facility revenue in the second quarter of 2025 of $856.8 million minus $48.7 million of revenue from the Tennessee supplemental payment program for prior periods

4 Calculated as (A)/(B) minus 1, where (A) equals Acute revenue in the second quarter of 2026 of $494.6 million minus $22.3 million of revenue from the Florida supplement payment program related to prior periods, and (B) equals Acute revenue in the second quarter of 2025 of $495.4 million minus $48.7 million of revenue from the Tennessee supplemental payment program for prior periods

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ACHC Announces Second Quarter 2026 Results

July 28, 2026

Specialty treatment facility revenue was $133.5 million, a decrease of 8.4% compared with the prior-year period. The revenue decline was related to Specialty facilities in Pennsylvania and the impact from having closed several Specialty facilities after the second quarter of 2025.

Comprehensive treatment facility (“CTC”) revenue was $141.2 million, which was flat compared with the prior-year period. Residential treatment facility (“RTC”) revenue was $96.5 million, an increase of 11.6% compared with the prior-year period.

Total operating expenses were $727.6 million in the second quarter of 2026, an increase of 7.3% compared with the prior-year period. Total operating expenses for the second quarter of 2026 include a $28.6 million adjustment to PLGL reserves for expected settlements of certain claims from the 2025 policy year. Excluding the $28.6 million adjustment to PLGL reserves, total operating expenses increased by 3.1% compared with the prior-year period.

Salaries, wages and benefits were $474.1 million for the second quarter of 2026, an increase of 4.8% compared with the prior-year period. The increase is primarily due to new facility openings as well as routine annual wage increases. Same-facility salaries, wages and benefits increased by 4.4%.

Adjusted EBITDA for the second quarter was $149.2 million, compared with $201.8 million in the prior-year period. The decline in Adjusted EBITDA compared with the prior-year period was primarily driven by a $39.3 million increase in PLGL costs, which includes the $28.6 million adjustment to the Company’s reserve for PLGL costs, and by the timing of supplemental payments related to prior periods in certain states. Second quarter Adjusted EBITDA includes a $26.1 million benefit related to the Florida supplemental payment program and provider tax adjustments, compared to a $39.5 million benefit in the second quarter of 2025 from the Tennessee supplemental payment program related to prior periods.

Development Activity

In June, the Company opened a 144-bed joint venture facility with Orlando Health in Florida, and a 96-bed joint venture facility with Methodist Jennie Edmundson Hospital in Iowa. In addition to the 240 beds added from these new facilities, the Company also opened two new CTC locations during the second quarter.

Cash and Liquidity

As of June 30, 2026, the Company had $171.3 million in cash and cash equivalents and $669.8 million available under its $1.0 billion revolving credit facility. As of June 30, 2026, Acadia’s net leverage ratio was 4.1x Adjusted EBITDA, calculated in accordance with its Credit Agreement as disclosed in the Company’s latest periodic reports and other filings with the Securities and Exchange Commission (“SEC”).

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ACHC Announces Second Quarter 2026 Results

July 28, 2026

2026 Financial Guidance

Acadia today updated its financial guidance for 2026, as follows:

	Full Year 2026 July Guidance Range	Full Year 2026 April Guidance Range
Revenue	$3.40 to $3.45 billion	$3.37 to $3.45 billion
Adjusted EBITDA	$590 to $615 million	$580 to $615 million
Adjusted earnings per diluted share	$1.45 to $1.60	$1.35 to $1.60
Operating Cash Flow	$350 to $400 million	$285 to $325 million
Capital expenditures	$235 to $255 million	$255 to $280 million

The Company’s guidance does not include the impact of any future acquisitions, divestitures, transaction, legal and other costs or non-recurring legal settlements expense.

Conference Call

Acadia will hold a conference call to discuss its second quarter financial results at 8:00 a.m. Central Time / 9:00 a.m. Eastern Time on Wednesday, July 29, 2026. A live webcast of the conference call will be available at www.acadiahealthcare.com in the “Investors” section of the website. The archived webcast will be available after the call has ended.

About Acadia

Acadia is a leading provider of behavioral healthcare services across the United States (the “U.S.”). As of June 30, 2026, Acadia operated a network of 279 behavioral healthcare facilities with approximately 12,600 beds in 40 states and Puerto Rico. With approximately 25,000 employees serving more than 84,000 patients daily, Acadia is the largest stand-alone behavioral healthcare company in the U.S. Acadia provides behavioral healthcare services to its patients in a variety of settings, including inpatient psychiatric hospitals, specialty treatment facilities, RTCs and outpatient clinics.

Description of Business

Unless the context otherwise requires, all references herein to “Acadia,” “the Company,” “we,” “us” or “our” mean Acadia Healthcare Company, Inc. and its consolidated subsidiaries. Acadia Healthcare Company, Inc. is a holding company whose direct and indirect subsidiaries own and operate acute inpatient psychiatric facilities, specialty treatment facilities, CTCs, RTCs and facilities providing outpatient behavioral healthcare services to serve the behavioral healthcare and recovery needs of communities throughout the U.S. and Puerto Rico. The terms “facilities,” “centers,” “clinics,” and “hospitals” refer to entities owned, operated, or managed by subsidiaries of Acadia Healthcare Company, Inc. References herein to “employees” refer to employees of subsidiaries of Acadia Healthcare Company, Inc.

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ACHC Announces Second Quarter 2026 Results

July 28, 2026

Forward-Looking Information

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including statements related to our strategy, growth and anticipated operating results for future periods. Generally, words such as “may,” “will,” “should,” “could,” “anticipate,” “expect,” “intend,” “estimate,” “plan,” “continue” and “believe” or the negative of or other variation on these and other similar expressions identify forward-looking statements. These forward-looking statements are made only as of the date of this press release. We do not undertake to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements are based on current expectations and involve risks and uncertainties, and our future results could differ significantly from those expressed or implied by our forward-looking statements. Factors that may cause actual results to differ materially include, without limitation, (i) potential difficulties in successfully integrating the operations of acquired facilities or realizing the expected benefits and synergies of facility expansions, acquisitions, joint ventures and de novo transactions; (ii) Acadia’s ability to add beds, expand services, enhance marketing programs and improve efficiencies at its facilities; (iii) potential reductions in payments received by Acadia from government and commercial payors, including because of the significant changes to Medicaid financing mechanisms introduced by the One Big Beautiful Bill Act (the “OBBBA”) enacted on July 4, 2025; (iv) the occurrence of patient incidents, governmental investigations, litigation and adverse regulatory actions, which could adversely affect the price of our common stock and result in substantial payments and incremental regulatory burdens; (v) the risk that Acadia may not generate sufficient cash from operations to service its debt and meet its working capital and capital expenditure requirements; (vi) changes in expectations resulting from actuarial and other reviews of the Company’s liability reserves and other aspects of its business; (vii) potential disruptions to our information technology systems or adverse impacts of a cybersecurity incident; and (viii) potential operating difficulties, including, without limitation, disruption to the U.S. economy and financial markets; reduced admissions and patient volumes, including, without limitation, due to the OBBBA’s introduction of work or community engagement requirements in the Medicaid expansion population; increased costs relating to labor, supply chain and other expenditures; changes in competition and client preferences; and general economic or industry conditions that may prevent Acadia from realizing the expected benefits of its business strategies. These factors and others are more fully described in Acadia’s periodic reports and other filings with the SEC.

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ACHC Announces Second Quarter 2026 Results

July 28, 2026

Acadia Healthcare Company, Inc.

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
	(In thousands, except per share amounts)

Revenue	$865,839	$869,232	$1,694,641	$1,639,737

Salaries, wages and benefits (including equity-based compensation expense of $10,990, $10,549, $18,946 and $19,226, respectively)	474,095	452,417	941,135	897,688
Professional fees	55,760	49,961	108,957	95,668
Supplies	30,197	28,532	59,688	56,874
Rents and leases	11,844	12,610	23,577	24,266
Other operating expenses	155,747	134,414	286,826	248,416
Depreciation and amortization	50,427	48,995	102,853	96,027
Interest expense, net	38,178	35,138	76,508	64,320
Debt extinguishment costs	—	—	—	1,269
Legal settlements expense	—	—	13,751	3,504
Loss on impairment	7,364	1,452	7,364	1,452
Gain on sale of property, net	(2,359)	(8,715)	(3,581)	(8,715)
Transaction, legal and other costs	22,579	64,425	44,592	95,497
Total expenses	843,832	819,229	1,661,670	1,576,266
Income before income taxes	22,007	50,003	32,971	63,471
Provision for income taxes	9,747	12,067	16,247	16,471
Net income	12,260	37,936	16,724	47,000
Net income attributable to noncontrolling interests	(1,332)	(7,809)	(1,691)	(8,499)
Net income attributable to Acadia Healthcare Company, Inc.	$10,928	$30,127	$15,033	$38,501

Earnings per share attributable to Acadia Healthcare Company, Inc. stockholders:
Basic	$0.12	$0.33	$0.17	$0.42
Diluted	$0.12	$0.33	$0.16	$0.42

Weighted-average shares outstanding:
Basic	90,817	90,328	90,675	90,987
Diluted	91,374	90,435	91,205	91,400

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ACHC Announces Second Quarter 2026 Results

July 28, 2026

Acadia Healthcare Company, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	June 30,	December 31,
	2026	2025
	(In thousands)

ASSETS
Current assets:
Cash and cash equivalents	$171,290	$133,242
Accounts receivable, net	470,750	440,604
Other current assets	203,247	240,293
Total current assets	845,287	814,139
Property and equipment, net	3,089,801	3,111,212
Goodwill	1,303,272	1,296,342
Intangible assets, net	100,186	96,672
Deferred tax assets	2,457	2,528
Operating lease right-of-use assets	138,923	134,005
Other assets	66,399	72,550
Total assets	$5,546,325	$5,527,448

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$32,500	$28,438
Accounts payable	135,258	150,403
Accrued salaries and benefits	177,525	188,638
Current portion of operating lease liabilities	20,755	21,160
Other accrued liabilities	171,541	136,555
Total current liabilities	537,579	525,194
Long-term debt	2,382,069	2,471,529
Deferred tax liabilities	87,137	66,605
Operating lease liabilities	128,851	121,961
Other liabilities	218,842	201,607
Total liabilities	3,354,478	3,386,896
Redeemable noncontrolling interests	212,725	191,592
Equity:
Common stock	909	905
Additional paid-in capital	2,729,021	2,713,896
Accumulated deficit	(750,808)	(765,841)
Total equity	1,979,122	1,948,960
Total liabilities and equity	$5,546,325	$5,527,448

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ACHC Announces Second Quarter 2026 Results

July 28, 2026

Acadia Healthcare Company, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended June 30,
	2026	2025
	(In thousands)
Operating activities:
Net income	$16,724	$47,000
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	102,853	96,027
Amortization of debt issuance costs	2,517	2,278
Equity-based compensation expense	18,946	19,226
Deferred income taxes	20,604	(8,753)
Debt extinguishment costs	—	1,269
Non-cash legal settlements expense	—	3,504
Loss on impairment	7,364	1,452
Gain on sale of property, net	(3,581)	(8,715)
Other	516	1,128
Change in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable, net	(30,146)	(42,660)
Other current assets	30,356	(3,797)
Other assets	(572)	(7,684)
Accounts payable and other accrued liabilities	36,195	27,684
Accrued salaries and benefits	(16,631)	(3,940)
Other liabilities	38,453	20,962
Net cash provided by operating activities	223,598	144,981

Investing activities:
Cash paid for acquisitions, net of cash acquired	—	(8,165)
Cash paid for capital expenditures	(115,117)	(342,378)
Proceeds from sale of property and equipment	26,497	16,623
Other	(4,270)	(101)
Net cash used in investing activities	(92,890)	(334,021)

Financing activities:
Borrowings on long-term debt	—	1,200,000
Borrowings on revolving credit facility	85,000	830,000
Principal payments on revolving credit facility	(160,000)	(1,035,000)
Principal payments on long-term debt	(12,188)	(4,063)
Repayment of long-term debt	—	(670,856)
Payment of debt issuance costs	—	(18,615)
Repurchase of shares for payroll tax withholding, net of proceeds from stock option exercises	(3,807)	(3,716)
Repurchase of common stock	—	(50,034)
Contributions from noncontrolling partners in joint ventures	990	—
Distributions to noncontrolling partners in joint ventures	(2,593)	(1,990)
Cash paid for contingent consideration	—	(1,500)
Other	(62)	(70)
Net cash (used in) provided by financing activities	(92,660)	244,156

Net increase in cash and cash equivalents	38,048	55,116
Cash and cash equivalents at beginning of the period	133,242	76,305
Cash and cash equivalents at end of the period	$171,290	$131,421

Effect of acquisitions:
Assets acquired, excluding cash	$20,760	$19,881
Liabilities assumed	—	(842)
Redeemable noncontrolling interest resulting from an acquisition	(20,760)	(10,874)
Cash paid for acquisitions, net of cash acquired	$—	$8,165

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ACHC Announces Second Quarter 2026 Results

July 28, 2026

Acadia Healthcare Company, Inc.

Operating Statistics (1)

(Unaudited, $ in thousands except per Patient Day metrics)

	Three Months Ended June 30,			Six Months Ended June 30,
	2026	2025	% Change	2026	2025	% Change
Same Facility Results (2)
Revenue	$856,354	$856,797	-0.1%	$1,669,738	$1,615,143	3.4%
Patient Days	794,177	787,930	0.8%	1,567,035	1,548,594	1.2%
Admissions	54,141	50,880	6.4%	106,100	99,656	6.5%
Average Length of Stay (3)	14.7	15.5	-5.3%	14.8	15.5	-5.0%
Revenue per Patient Day	$1,078	$1,087	-0.8%	$1,066	$1,043	2.2%
Adjusted EBITDA	$200,937	$245,571	-18.2%	$400,427	$424,020	-5.6%

Total Facility Results
Revenue	$865,839	$869,232	-0.4%	$1,694,641	$1,639,737	3.3%
Patient Days	804,970	804,840	0.0%	1,591,750	1,579,773	0.8%
Admissions	55,173	51,922	6.3%	108,731	101,605	7.0%
Average Length of Stay (3)	14.6	15.5	-5.9%	14.6	15.5	-5.8%
Revenue per Patient Day	$1,076	$1,080	-0.4%	$1,065	$1,038	2.6%
Adjusted EBITDA	$187,677	$240,397	-21.9%	$373,166	$412,758	-9.6%

(1) Total facility and same facility results may not be indicative of the overall performance of our business and should not be considered as alternatives for net income or any other performance measures in accordance with GAAP (as defined herein).

(2) Same facility results for the periods presented include facilities we have operated for more than one year and exclude certain closed services.

(3) Average length of stay is defined as patient days divided by admissions.

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ACHC Announces Second Quarter 2026 Results

July 28, 2026

Acadia Healthcare Company, Inc.

Reconciliation of Net Income Attributable to Acadia Healthcare Company, Inc. to Adjusted EBITDA and
Same Facility Adjusted EBITDA

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
	(in thousands)

Net income attributable to Acadia Healthcare Company, Inc.	$10,928	$30,127	$15,033	$38,501
Net income attributable to noncontrolling interests	1,332	7,809	1,691	8,499
Provision for income taxes	9,747	12,067	16,247	16,471
Interest expense, net	38,178	35,138	76,508	64,320
Depreciation and amortization	50,427	48,995	102,853	96,027
EBITDA	110,612	134,136	212,332	223,818

Adjustments:
Equity-based compensation expense (a)	10,990	10,549	18,946	19,226
Transaction, legal and other costs (b)	22,579	64,425	44,592	95,497
Debt extinguishment costs (c)	—	—	—	1,269
Legal settlements expense (d)	—	—	13,751	3,504
Loss on impairment (e)	7,364	1,452	7,364	1,452
Gain on sale of property, net (f)	(2,359)	(8,715)	(3,581)	(8,715)
Adjusted EBITDA	$149,186	$201,847	$293,404	$336,051

Corporate general and administrative costs (g)	(38,491)	(38,550)	(79,762)	(76,707)
Total Facility Adjusted EBITDA	187,677	240,397	373,166	412,758
De novos, acquisitions, and closed facilities (h)	(13,260)	(5,174)	(27,261)	(11,262)
Same Facility Adjusted EBITDA	$200,937	$245,571	$400,427	$424,020

See footnotes on pages 11-12.

Acadia Healthcare Company, Inc.

Reconciliation of Net Income Attributable to Acadia Healthcare Company, Inc. to

Adjusted Income Attributable to Acadia Healthcare Company, Inc.

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
	(in thousands, except per share amounts)

Net income attributable to Acadia Healthcare Company, Inc.	$10,928	$30,127	$15,033	$38,501

Adjustments to income:
Transaction, legal and other costs (b)	22,579	64,425	44,592	95,497
Debt extinguishment costs (c)	—	—	—	1,269
Legal settlements expense (d)	—	—	13,751	3,504
Loss on impairment (e)	7,364	1,452	7,364	1,452
Gain on sale of property, net (f)	(2,359)	(8,715)	(3,581)	(8,715)
Provision for income taxes	9,747	12,067	16,247	16,471
Adjusted income before income taxes attributable to Acadia Healthcare Company, Inc.	48,259	99,356	93,406	147,979
Income tax effect of adjustments to income (i)	13,190	24,516	25,014	36,210
Adjusted income attributable to Acadia Healthcare Company, Inc.	35,069	74,840	68,392	111,769

Weighted-average shares outstanding - diluted	91,374	90,435	91,205	91,400

Adjusted income attributable to Acadia Healthcare Company, Inc. per diluted share	$0.38	$0.83	$0.75	$1.22

See footnotes on pages 11-12.

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ACHC Announces Second Quarter 2026 Results

July 28, 2026

Acadia Healthcare Company, Inc.

Footnotes

We have included certain financial measures in this press release, including those listed below, which are “non-GAAP financial measures” as defined under the rules and regulations promulgated by the SEC.  These non-GAAP financial measures include, and are defined, as follows:

• EBITDA:  net income attributable to Acadia Healthcare Company, Inc. adjusted for net income attributable to noncontrolling interests, provision for income taxes, net interest expense and depreciation and amortization.

• Adjusted EBITDA: EBITDA adjusted for equity-based compensation expense, transaction, legal and other costs, debt extinguishment costs, legal settlements expense, loss on impairment and gain on sale of property, net.

• Adjusted income before income taxes attributable to Acadia Healthcare Company, Inc.: net income attributable to Acadia Healthcare Company, Inc. adjusted for transaction, legal and other costs, debt extinguishment costs, legal settlements expense, loss on impairment, gain on sale of property, net, and provision for income taxes.

• Adjusted income attributable to Acadia Healthcare Company, Inc.: Adjusted income before income taxes attributable to Acadia Healthcare Company, Inc. adjusted for the income tax effect of adjustments to income.

• Total facility adjusted EBITDA: Adjusted EBITDA adjusted for general and administrative costs related to our corporate functions. General and administrative costs directly related to the facilities are included in total facility results.

• Same facility adjusted EBITDA: Adjusted EBITDA for facilities and services to those facilities operated in both the current and prior year. These metrics exclude the operating results associated with facilities under operation for less than one year and facilities acquired, divested or removed from service during the current or prior year.

The non-GAAP financial measures presented herein are supplemental measures of our performance and are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). The non-GAAP financial measures presented herein are not measures of our financial performance under GAAP and should not be considered as alternatives to net income or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating activities as measures of our liquidity. Our measurements of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies. We have included information concerning the non-GAAP financial measures in this press release because we believe that such information is used by certain investors as measures of a company’s historical performance. We believe these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of issuers of equity securities, many of which present similar non-GAAP financial measures when reporting their results. Because the non-GAAP financial measures are not measurements determined in accordance with GAAP and are thus susceptible to varying calculations, the non-GAAP financial measures, as presented, may not be comparable to other similarly titled measures of other companies. Our presentation of these non-GAAP financial measures should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.

Total facility results include operating results for all of our facilities and services but exclude general and administrative costs related to our corporate functions. Such costs related to our corporate functions include, amongst others, costs for accounting and finance, information systems, human resources, legal and operational and executive leadership. General and administrative costs directly related to the facilities are included in facility results. Such costs directly related to our facilities include, amongst others, labor at the facility level, insurance, including property, professional, legal and general liability insurance, hospital supplies, including medication, utilities and food service, and general maintenance costs for the facility. We determine which general and administrative costs to exclude and include in total facility results by ensuring those costs directly associated with facility operations are captured at the facility level for reporting. Note that total facility costs include those related to new facilities and the cost of closure and run-out costs related to facilities we have closed. We believe that providing results on a total facility basis is helpful to our investors as a measure of our financial and operating performance because it neutralizes the impact of corporate-level items that do not arise out of our core operations at our facilities.

Same facility results include operating results only for facilities and services operated in both the current and prior year. These metrics exclude the operating results associated with facilities under operation for less than one year and facilities acquired during the current or prior year, as well as facilities divested or removed from service. We believe that providing results on a same facility basis is helpful to investors because it neutralizes the impact of new facilities that are in early stages of operation and facilities that we no longer operate, each of which may distort investors’ understanding of the Company’s underlying performance at our existing and continuing facilities. Further, we believe that providing same facility information is helpful to our investors as a measure of the financial and operating performance of our existing and continuing facilities on a comparable basis, and same facility results provide investors with information useful in understanding underlying organic growth in such facilities. For these reasons, we believe that same facility results are particularly useful during periods of significant expansion or contraction.

Total facility results reflect adjustments that are intended to provide the specific presentation described above, and same facility results reflect adjustments that may be irregular in timing from period to period related to newly opened or acquired facilities or facilities that we no longer operate, and may omit certain results that investors may view as important. Total facility and same facility results may therefore not be indicative of the overall performance of our business and should be not be considered as alternatives for net income or any other performance measures derived in accordance with GAAP.

The Company is not able to provide a reconciliation of projected Adjusted EBITDA and adjusted earnings per diluted share, where provided, to expected results due to the unknown effect, timing and potential significance of transaction-related expenses and the tax effect of such expenses.

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ACHC Announces Second Quarter 2026 Results

July 28, 2026

Acadia Healthcare Company, Inc.

Footnotes (continued)

(a) Represents the equity-based compensation expense of Acadia. Equity-based compensation expense is excluded from Adjusted EBITDA because we believe that the cost of equity awards granted to employees does not contribute to the earnings potentially available for distributions to Acadia's equity holders or reinvestment into the Company's business.

(b) Represents transaction, legal, and other costs incurred by Acadia primarily related to the following categories: (1) government investigations; (2) termination and restructuring costs; (3) legal, accounting, and other acquisition-related costs; and (4) management transition costs. Government investigations include legal fees and settlement costs related to certain litigation. Termination and restructuring costs include costs, net of gains, incurred related to workforce reductions, contract amendments, and the closure and disposition of certain facilities, including related lease terminations. Legal, accounting and other acquisition-related costs include costs incurred for the development of new facilities ($0.2 million and $0.3 million for the three and six months ended June 30, 2026, respectively, and $0.4 million and $1.3 million for the three and six months ended June 30, 2025, respectively) and legal and settlement costs incurred related to certain litigation not included in government investigations ($9.1 million and $9.7 million for the three and six months ended June 30, 2026, respectively, and $0.4 million and $(2.6) million for the three and six months ended June 30, 2025, respectively). Management transition costs consist primarily of severance benefits incurred with the departure of the Company’s former Chief Executive Officer, Christopher H. Hunter. The table below quantifies each of the components of transaction, legal and other costs for the periods presented. Such transaction, legal and other costs are excluded from Adjusted EBITDA because we believe that the nature, size, and number of these costs can vary dramatically from period to period and between Acadia and its peers and can also obscure underlying business trends and make comparisons of long-term performance difficult.

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
	(in thousands)
Government investigations	$7,471	$53,526	$19,893	$84,538
Termination and restructuring costs	5,784	10,074	10,746	12,239
Legal, accounting and other acquisition-related costs	9,324	825	10,040	(1,280)
Management transition costs	—	—	3,913	—
Transaction, legal, and other costs	$22,579	$64,425	$44,592	$95,497

(c) Represents debt extinguishment costs recorded during the first quarter of 2025 in connection with the refinancing of the prior credit facility. Debt extinguishment is excluded from Adjusted EBITDA because we believe that this expense is unrelated to Acadia’s day-to-day business operations and not indicative of Acadia’s ongoing operating results.

(d) Represents legal settlements expense in excess of the Company's primary and excess insurance policies.  Legal settlements expense for the six months ended June 30, 2026, relates to costs associated with the settlement of Sandoval v. Acadia Healthcare Company, Inc., Marin County Super. Ct. No. CIV1802171.  Legal settlements expense for the six months ended June 30, 2025, relates to costs associated with the Desert Hills litigation.  Legal settlements expense is excluded from Adjusted EBITDA because we believe that this expense is unrelated to Acadia’s day-to-day business operations and not indicative of Acadia’s ongoing operating results.

(e) Represents non-cash impairment charges. Non-cash impairment charges are excluded from Adjusted EBITDA because we believe that these charges are unrelated to Acadia’s day-to-day business operations and not indicative of Acadia’s ongoing operating results.

(f) Represents gain on facility property sales, net. Net gains from facility property sales are excluded from Adjusted EBITDA because we believe that these gains are unrelated to Acadia’s day-to-day business operations and not indicative of Acadia’s ongoing operating results.

(g) Represents general and administrative costs related to our corporate functions, including, amongst others, costs for accounting and finance, information systems, human resources, legal and operational and executive leadership. We determine which general and administrative costs to exclude and include in total facility results by ensuring those costs directly associated with facility operations are captured at the facility level for reporting. Corporate general and administrative costs are excluded to present Total Facility Adjusted EBITDA because we believe that providing results on a total facility basis is helpful to our investors as a measure of the financial and operating performance of our core operations at our facilities.

(h) Represents the portion of EBITDA for the periods presented attributable to de novos and acquired facilities in operation for less than one year and facilities closed during such period. De novos are newly developed facilities built by Acadia or with a joint venture partner. Such amounts are excluded from Adjusted EBITDA to present Same Facility Adjusted EBITDA because we believe providing same facility information is helpful to our investors as a measure of the financial and operating performance of our existing and continuing facilities on a comparable basis, and same facility results provide investors with information useful in understanding underlying organic growth in such facilities.

(i) Represents the income tax effect of adjustments to income based on tax rates of 27.3% and 24.7% for the three months ended June 30, 2026 and 2025, respectively, and 26.8% and 24.5% for the six months ended June 30, 2026 and 2025, respectively. We believe excluding the income tax effect of adjustments to income assists investors in understanding the tax provision associated with those adjustments and the effect on net income.

Investor Contact:

investorrelations@acadiahealthcare.com

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